Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172208, 333-181700, 333-181701, 333-188213, 333-188710, and 333-197279 on Form S-8, and Registration Statement No. 333-181699 on Form S-3 of our report dated March, 31, 2015, relating to the consolidated financial statements of BG Medicine, Inc. and subsidiary (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of BG Medicine, Inc. for the year ended December 31, 2014.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 31, 2015